CORPORATE RESOLUTION
                            RIFE OIL PROPERTIES, INC.
                                DECEMBER 14,1999



This resolution is dated on this 14th day of December, 1999, at 4:00 P.M. at 5416 Birchman Aye., Fort Worth, Texas.

Present is the President and sole shareholder of Rife Oil Properties, Inc., M.O. Rife III.

                                     SUBJECT

The subject of this resolution is the purchase of shares of common stock in Power Exploration, Inc. by Global Universal, Inc. of Delaware from Rife Oil Properties, Inc. which is subject to the promissory note between both parties and dated 12/13/99, and the transfer of shares in the same to Mark S. Zouvas

It is RESOLVED, that Rife Oil Properties, Inc. hereby orders it certificate of 9 million shares of common stock in Power Exploration, Inc. to be re-issued to the following entities and/or persons:

      1.  Eight (8) million shares to Global Universal, Inc. of Delaware

      2.  One (1) million shares to Mark S. Zouvas

There being no further business, this resolution is here-by ratified and confirmed.


                                             /S/
                                        ---------------------------
                                        M.O. Rife, III President